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                                                      NEWS RELEASE
                                                      FOR IMMEDIATE RELEASE
                                                      For More Information
                                                      Contact:  Vic Bartruff
                                                                (503) 598-3243

          WEST COAST BANCORP ANNOUNCES REORGANIZATION OF TOP MANAGEMENT

         LAKE OSWEGO, OREGON; February 10, 1997 - West Coast Bancorp (Nasdaq:
WCBO) Oregon's multi-community bank holding company announced today a reorganization of top management. West Coast Bancorp's Board of Directors has modified its co-Presidency structure, appointing co-President & CEO, Victor L. Bartruff as President & CEO and Rodney B. Tibbatts, Executive Vice President and Director of Corporate Development.

         Bartruff and Tibbatts have shared the Presidency of the company since the merger of equals between West Coast Bancorp and Commercial Bancorp on February 28, 1995. Bartruff has also been serving as President & CEO of The Bank of Newport, an affiliate of West Coast Bancorp. A new President & CEO has been hired at The Bank of Newport now allowing Bartruff to focus full-time on the progress of all West Coast Bancorp affiliates and the holding company.

         The pair recently presented this reorganization to the Board of Directors. Tibbatts recommended that he continue his efforts on investor relations, merger and acquisition activities, bank trade association involvement and certain holding company administrative matters.

         "The company will function more efficiently with the dissolution of the co-CEO structure," says Tibbatts. "This action is clearly in the best interests of the company, and Vic Bartruff has demonstrated that he is well prepared to lead our company through our rapidly changing industry."

         The two men are looking forward to their continued working relationship. "Rod's concentrated focus on corporate development activities, such as the July acquisition of Bank of Vancouver, will continue to help us achieve external growth objectives, allowing me to operate the company on a day-to-day basis and the opportunity to lead West Coast Bancorp. I commend Rod for his actions," says Bartruff.

         On January 22, 1997, the bank holding company reported record earnings for 1996 with consolidated net income of $9,802,000 or $1.47 per share. This represents a 19 percent increase over 1995.

         West Coast Bancorp, the Oregon-based multi-community bank holding company, operates 32 offices in Western Oregon and Southwestern Washington markets. It is the parent company of the Bank of Newport, Newport, OR, Commercial Bank, Salem, OR, Valley Commercial Bank, Forest Grove, OR, Bank of Vancouver, Vancouver, WA and West Coast Trust, Salem, OR.

Editor's Note: West Coast Bancorp is not: Nasdaq: WCBC (California) or Nasdaq:
WBAN (Florida)